PRESS RELEASE
October 29, 2012

For Immediate Release

NATURALLY ADVANCED TECHNOLOGIES RECEIVES
$263K GRANT FROM FLORENCE COUNTY, S.C.

COMMISSIONING OF FACILITY TO COMMENCE, DECEMBER 17, 2012

Victoria, B.C. and Portland, Ore. (October 29, 2012) - Naturally Advanced Technologies Inc. ("NAT" or the "Company") (TSXV: NAT) (OTCBB: NADVF), which produces and markets CRAiLAR(R) Flax Fiber, was recently granted $263,500 in incentives from Florence County, South Carolina to be used for its manufacturing and production in the region.

NAT is opening a facility in the 143,500 square foot former Delta Mills Cypress plant on Old River Road in Pamplico, South Carolina. Commissioning of the assembled equipment will commence December 17.  An initial USD $8 million investment creating 25 jobs is part of the Company's plans there. Flax, grown as a winter crop in Florence and surrounding counties, will be processed out of the new facility beginning December 28, 2012.

"We are thrilled about our progress in Florence County and look forward to having a fully operating facility there this December," said Ken Barker, CEO of NAT. "The region has been exemplary to deal with from state to county and we are thankful to Florence for honoring its commitment to developing the business in South Carolina." NAT has received all containers of manufacturing equipment and its engineering team is making quick progress at the facility. The Company is providing ongoing updates, including photos, at its blog, located at crailar.com/blog.

Many statewide and regional economic development officials voiced their support, including South Carolina Governor Nikki Haley, Secretary of Commerce Bobby Hitt, and Commissioner of Agriculture Hugh Weathers.

"I am so happy companies from around the world continue to identify Florence County as the place to be," Senator Hugh K. Leatherman said this week. "These 25 new jobs in Pamplico represent untold opportunities for our neighbors, families and friends, and I have absolutely no doubt CRAiLAR will be a great corporate citizen for our area!"

"Florence County Council has made economic development one of its top priorities and every new job is a step in the right direction as we continue to march forward," said Florence County Council Chairman, K.G. "Rusty" Smith. "Without question, we are excited about this new industry that NAT brings to our county."

"The Florence County Economic Development Partnership realizes the importance of adding jobs and investment all over the county.  We fully support them in their start up efforts and look forward to their continued growth," added Dr. Charles Gould, Chairman, Florence County Economic Development Partnership.

About Naturally Advanced Technologies Inc.
Naturally Advanced Technologies Inc., through its wholly owned subsidiary, CRAiLAR(R) Fiber Technologies Inc., has developed proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products in collaboration with Canada's National Research Council. Its renewable and environmentally sustainable biomass resources from flax, hemp and other bast fibers offer cost-effective and environmentally sustainable processing and production, along with increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.naturallyadvanced.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although NAT believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because NAT can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by NAT might change if the board of directors of NAT determines that it would be in the best interests of NAT to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and NAT undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

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Media Contact:
Ryan Leverenz
Naturally Advanced Technologies
(415) 999-1418
ryan.leverenz(at)naturallyadvanced(dot)com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir(at)naturallyadvanced.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir(at)naturallyadvanced.com